Exhibit 99.1

NUTRISYSTEM, INC. REPORTS RESULTS FOR

FIRST QUARTER 2006

  Reports Q1 Revenues of $147 Million

  Reports EPS of $0.60 or $0.63 Excluding Share-based Expense

Horsham, PA -- April 24, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced results for the first quarter ended March 31, 2006, including:

  An increase of 292% in revenues to $146,751,000 in the first quarter 2006 compared to $37,428,000 in revenues in the first quarter of 2005;
  Growth in operating income to $35,179,000 (24.0% of revenues) in the first quarter of 2006 compared to operating income of $5,378,000 (14.4% of revenues) in the first quarter of 2005. Results in first quarter 2006 reflect $1,739,000 of share-based expense which was not included in expense prior to 2006;
  An increase of 592% in net income to $22,335,000 or $0.60 per diluted share in the first quarter 2006 compared to net income of $3,228,000 or $0.10 per diluted share in the first quarter of 2005; and
  Adjusted net income excluding share-based expense, net of tax, in the first quarter 2006 was $23,414,000 or $0.63 per diluted share. Share-based expense was not included in expense in 2005.

"We are off to a great start for 2006," said Michael J. Hagan, Chairman and Chief Executive Officer. "Our operating profit and earnings per diluted share for the first quarter exceeded our full year 2005 results. NutriSystem continues to be in high growth mode and we continue to show improvement against our most important metrics, including customer and revenue growth, free cash flow generation and declining customer acquisition costs."

"Furthermore, although it is in the early stages of development, we're encouraged by the launch of our men's program thus far and optimistic about our ability to make it a significant component of our revenue mix in the years to come," continued Mr. Hagan.

Direct channel revenues reached $132,548,000 in the first quarter of 2006, a 334% increase over the same period in 2005. The Company added approximately 235,000 Direct channel new customers, a 267% increase from approximately 64,000 new customers in the first quarter 2005.

"In the first quarter we began to see the sustainable earnings power of this business," said James D. Brown, Executive Vice President and Chief Financial Officer.  "We increased operating margin by nearly 10 percentage points year over year primarily through our pricing power, buying power and increased marketing efficiency."

"The first quarter also demonstrated NutriSystem's scalability," continued Mr. Brown.  "We doubled the revenue of the previous quarter while maintaining high levels of call center and product delivery performance. Our investments in infrastructure last year are paying off, and we are now operating more efficiently and more effectively to support our growth."

Second Quarter and Full Year 2006 Outlook

For the second quarter of 2006, the Company estimates that revenues will be between $118 and $122 million, an increase of at least 188% year over year. Diluted earnings per share are expected to be between $0.44 and $0.46, or between $0.47 and $0.49 excluding the effects of share-based expense. Further, the Company expects to add at least 155,000 new Direct channel customers in the second quarter of 2006, which represents an increase of at least 170% as compared to the same period of the prior year.

For the full year 2006, the Company estimates that revenues will be between $490 and $510 million, an increase of at least 130% from 2005. Diluted earnings per share are expected to be between $1.80 and $1.90, or between $1.90 and $2.00 excluding the effects of share-based expense.

"The combination of a successful product from a trusted brand and a unique distribution model continues to be a very big idea in the weight loss market," Mr. Hagan concluded. "We believe our strategy for continued growth is on track. Our focus will remain on our core customers with innovative new programs while expanding the marketing channels and reactivation efforts. In addition, new customer segments such as men and seniors will help us penetrate new demographics that many other weight loss companies have been unsuccessful in reaching. We couldn't be more excited about our future."

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss first quarter 2006 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman and Chief Executive Officer Michael Hagan, President and Chief Operating Officer George Jankovic, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 866-356-4281 (international: 617-597-5395) and entering access code 22626266, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through May 8, 2006, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 45233066. A webcast of the conference call will also be available for 90 days under the investor information section of NutriSystem's website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the second quarter of 2006 and the full year 2006, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended March 31, ~~----------------------------~~
	2006	2005
REVENUE	$ 146,751	$ 37,428
COSTS AND EXPENSES:
Cost of revenue	73,687	20,473
Marketing	26,935	8,068
General and administrative	10,424	3,337
Depreciation and amortization	526	172
Total costs and expenses	111,572	32,050
Operating income	35,179	5,378
INTEREST INCOME, net	579	2
Income before income taxes	35,758	5,380
INCOME TAXES	13,423	2,152
Net income	$ 22,335	$ 3,228
BASIC INCOME PER SHARE	$ 0.63	$ 0.11
DILUTED INCOME PER SHARE	$ 0.60	$ 0.10
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	35,697	30,386
Diluted	37,119	33,341

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share data)

	March 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 7,813	$ 3,902
Marketable securities	68,292	42,066
Trade receivables	13,929	7,517
Inventories	39,911	34,153
Deferred income taxes	1,694	1,577
Other current assets	4,698	4,281
Total current assets	136,337	93,496

FIXED ASSETS, net	6,987	6,002
IDENTIFIABLE INTANGIBLE ASSETS, net	1,296	1,351
GOODWILL	465	465
DEFERRED INCOME TAXES	2,099	5,787
OTHER ASSETS	144	145
	$ 147,328	$ 107,246

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of note payable and capital lease obligation	$ 174	$ 171
Accounts payable	30,374	25,886
Accrued payroll and related benefits	1,673	963
Share-based liability	3,580	 ~~---~~
Deferred revenue	933	856
Income taxes payable	7,175	 ~~---~~
Other current liabilities	~~---~~	150
Total current liabilities	43,909	28,026
NOTE PAYABLE AND CAPITAL LEASE OBLIGATION	246	254
Total liabilities	44,155	28,280

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 35,890,037 at March 31, 2006 and 35,432,055 at December 31, 2005)	36	35
Additional paid-in capital	81,020	79,149
Retained earnings (accumulated deficit)	22,117	(218)
Total stockholders' equity	103,173	78,966
	$ 147,328	$ 107,246